Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
APRIL 12, 2010

CHESAPEAKE ENERGY CORPORATION ANNOUNCES THE ADOPTION OF
FORMAL OPERATING PRINCIPLES TO FURTHER PROTECT THE ENVIRONMENT
AND PROMOTE INCREASED SAFE AND RESPONSIBLE
EXPLORATION AND PRODUCTION PERFORMANCE

OKLAHOMA CITY, OKLAHOMA, APRIL 12, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today furthered its commitment to progressive operational, environmental and safety standards by formally adopting a set of operational principles for the company’s employees, contractors, suppliers and vendors to guide its oil and natural gas exploration and production operations throughout the country.  Since its inception, Chesapeake has committed to promoting and conducting responsible exploration and production activities in its operating areas and achieving a standard of environmental excellence. However, with this announcement and yesterday’s announcement that Chesapeake has joined a nationwide public registry (www.fracfocus.org) that is disclosing the additives in the company’s hydraulic fracturing operations, Chesapeake will more formally integrate the following core values into all decisions affecting operations and seek the same from all who perform work on its behalf:

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Business Philosophy – We are committed to protecting our country’s natural resources, caring for the environment and complying with all applicable local, state, and federal laws and regulations as part of our daily operations.

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Operational Excellence – We always strive for excellence and are satisfied with nothing less. We will move quickly to rectify any environmental problem associated with our operations and address any issue that might arise.

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Commitment of Resources – We will provide the human, physical and financial resources to achieve our environmental protection objectives and we expect our employees, contractors, suppliers and vendors to do likewise to ensure that our operations are clean and safe.

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Continuous Improvement – We will continue to evaluate evolving environmental protection measures with the goal of improving our operating practices and further reducing our environmental footprint using the latest technologies and operational procedures.

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Support of Industry Regulation – We support evolving science-based regulation at the appropriate level of government that ensures natural gas and oil wells are drilled, completed and produced safely and responsibly.

•	Community Focus – We will always strive to be charitable, engaged and responsible members of, and partners in, the communities in which we work.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

In addition to fully supporting and actively participating in the national registry mentioned above and developed by the Ground Water Protection Council (GWPC) and the Interstate Oil and Gas Compact (IOGCC), with support of the U.S. Department of Energy (DOE), to disclose the additives used in hydraulic fracturing fluids on a well-by-well basis, the company will continue its ongoing work with lawmakers and regulators to improve environmental protection and address misperceptions about operational and environmental safety.  To further this commitment, Chesapeake frequently provides advanced technical consulting to appropriate regulatory agencies at the local, state and federal level to assist in that process.  The company has previously said it welcomes the Environmental Protection Agency’s study of the hydraulic fracturing well completion process and believes a professional and science-based study will reconfirm the EPA’s previous analysis that in 2004 concluded that the process is safe based upon industry best management practices and regulatory requirements already in place at the federal, state and local levels.  More details can be found at www.chk.com/About/Commitment/Pages/default.aspx

Aubrey K. McClendon, Chesapeake’s CEO, commented, “We are pleased to formalize our philosophy and commitment as part of our ongoing commitment to continuous improvement in our operating principles that will guide our activities as we explore for and produce more domestic oil and natural gas for American consumers.  These guiding principles represent our commitment to surface owners, mineral owners, local citizens, shareholders, government officials and regulators, and all other stakeholders to make progress in improving our operational performance by working in an environmentally respectful way. Furthermore, we will also require that our contractors and vendors adopt these same principles.

“We will also continue to pursue and support additional innovations and enhancements to our drilling, completion and operating practices that minimize our impact on the environment.  For example, we have implemented our Aqua Renew™ program to recycle produced water that further protects the environment.  Chesapeake has also initiated what we believe is an industry-leading Green Frac® program to evaluate the types of additives typically used in the hydraulic fracturing process to identify additives that can be replaced by greener alternatives.  In the past year, the company has already eliminated 25% of the chemical additives used in frac fluids in most of its shale plays. We expect further progress in the years ahead.”

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Cleveland, Tonkawa, Mississippian, Wolfcamp, Bone Spring, Avalon, Niobrara and Williston Basin unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.